Exhibit 99.1

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

The Board of Directors

Alliant Techsystems Inc.

1300 Wilson Boulevard, Suite 400

Arlington, Virginia  22209

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 28, 2014, to the Board of Directors of Alliant Techsystems Inc. (“ATK”) as Annex B to, and reference thereto under the headings “SUMMARY — The Transactions and the Transaction Agreement - - Opinion of ATK’s Financial Advisor” and “ATK PROPOSAL 1 AND ORBITAL PROPOSAL 1:  THE ISSUANCE OF ATK SHARES AND THE ADOPTION OF THE TRANSACTION AGREEMENT — Opinion of ATK’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving ATK and Orbital Sciences Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of ATK (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

August 28, 2014